FORM OF SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of June ___, 2025 by and between Franklin Templeton Services, LLC (“Customer”) and The Bank of New York Mellon, a New York corporation authorized to engage in a banking business (“BNY”).

W I T N E S S E T H :

WHEREAS, the Customer has entered into a subcontract for fund administrative services with the Investment Advisor(s) (as defined below) to each Trust listed Exhibit A hereto (each a “Fund”, and collectively the “Funds” as applicable) concerning the provision of administrative services with respect to each Fund and the portfolios identified on Exhibit A hereto (each, a “Series”; and

WHEREAS, to assist the Customer in providing services to the Funds, the Customer desires to retain BNY to provide the services described herein and BNY is willing to provide such services all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties intending to be legally bound hereby agree as follows:

Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Applicable Authorities” means all laws applicable to a Fund, its Series or BNY, including without limitation the Securities Laws and all other applicable rules, regulations, official interpretations and guidance of a regulatory entity or agency having jurisdiction over a Fund or BNY.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time Customer may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

“BNY Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“CEA” shall mean Commodity Exchange Act.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Funds to BNY as the entity having investment responsibility with respect to the Funds.

“Net Asset Value” shall mean the per share value of a Series, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Series’ currently effective prospectus, statement of additional information, and most recently filed registration statement with the SEC relating to shares of the Series.

“Organizational Documents” shall mean certified copies of a Fund’s agreement and declaration of trust, articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

Appointment.

Customer hereby appoints BNY to act as its sub-administrator for each Fund during the term of this Agreement and to perform the sub-administrative services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth. BNY undertakes to comply with all applicable requirements of Applicable Authorities having jurisdiction over the services provided to the Fund and Series and over BNY with respect to the duties to be performed by BNY hereunder.

Representations and Warranties.

Customer hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

This Agreement has been duly authorized, executed and delivered by Customer and constitutes a valid and legally binding obligation of the Customer, enforceable in accordance with its terms;

The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Customer shall reasonably promptly so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or, instruct BNY in writing to value securities and/or compute Net Asset Value or other computations in a manner the Customer specifies in writing, and either the furnishing of such values or the giving of such Instructions shall constitute a representation by the Customer that the same is consistent with all applicable laws and regulations and with the Fund’s Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY or to the Investment Advisor to or sponsor of a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to the Customer or such Investment Advisor or sponsor or any affiliate of the Customer relating to this Agreement have been fully disclosed to each Fund and its Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

Each person named on Exhibit B hereto is duly authorized by such Customer to be an Authorized Person hereunder;

It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of Net Asset Value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants.

Without limiting the provisions of Section 21 herein, the Customer and each Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Customer and each Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Customer’s and each Fund’s obligations of confidentiality hereunder; and

The Customer shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or commenced against the Customer, any Fund, the Investment Advisor or the Board.

BNY hereby represents and warrants to the Customer, which representations and warranties shall be deemed to be continuing, that:

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable with its terms;

It is conducting its business in material compliance with laws and regulations applicable to the services provided hereunder, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Delivery of Documents.

The Customer shall promptly provide, deliver, or cause to be delivered from time to time, to BNY each Fund’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Fund, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

Duties and Obligations of BNY.

Subject to the direction and control of the Customer and the provisions of this Agreement, BNY shall provide to Customer on behalf of each Fund the accounting and administrative services listed on Schedule I attached hereto.

In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of Shares of any Fund, maintenance of any Fund’s financial records, other than those records listed in Schedule I attached hereto, or other services normally performed by the Customer’s or the Funds’ respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Customer, a Fund or any other person, and the Customer on behalf of each Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to Customer on behalf of the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services. In the event that a new or revised regulatory requirement becomes applicable to a Fund that requires a substantial change to the services provided under this Agreement or a substantial increase in the scope of the services provided hereunder, and if BNY intends to offer such a service to the Customer or other similarly situated clients, then BNY shall provide a commercially reasonable proposal to the Customer in writing setting forth the terms applicable to such change or increase in scope and BNY and the Customer shall negotiate in good faith with respect to each such change or increase.

The Customer shall cause each of its, and each Fund’s, officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, Documents and advice relating to Customer or a Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, Documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Customer to cause any information, Documents or advice to be provided to BNY as provided herein and shall be held harmless by the Customer when acting in good faith reliance upon such information, Documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY may not use the Customer’s, the Funds’ or any of their affiliates’ proprietary information received by BNY hereunder in providing such services to such other third parties.

The Customer shall furnish BNY with, and BNY will act in accordance with, any and all Instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless the Customer shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. For purposes of calculating the market value of a Series investment, BNY shall utilize prices and/or bid, offer, mean or market values (collectively, “Prices”) obtained from sources designated by the Series’ Investment Advisor in a written Instruction, which such Instruction may be superseded by delivery of subsequent written Instructions from time to time (collectively, the “Authorized Price Sources”). If such Prices and/or bid, offer, mean or market values are not available from Authorized Price Sources, BNY shall notify the Series’ Investment Advisor in a timely manner and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Series’ investment. At any time and from time to time, the Customer on behalf of a Fund may also furnish BNY with Prices of securities or other assets and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall not override valuations or Prices received from an Authorized Price Source without written Instructions from an Authorized Person and such Instruction shall provide BNY with the necessary valuation or Price to be utilized. BNY shall perform tolerance checks in accordance with BNY’s internal practices and procedures and shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the Customer or the Series’ Investment Advisor from time to time, and shall make available to the Series’ Investment Advisor from time to time such information or data about any Authorized Price Sources as may be reasonably requested by the Customer on behalf of a Fund or the Series’ Investment Advisor and that is otherwise available to BNY. Notwithstanding the foregoing, BNY shall not under any circumstances be under a duty to independently price or value any of the Series’ investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Investment Advisor, an Authorized Price Source or any other pricing source (subject to the performance by BNY of the obligations described in the immediately preceding sentence), nor shall BNY have any responsibility to identify, in performing services similar to the services provided pursuant to this Agreement for others, different valuations of the same or other securities of the same issuers. In addition, in the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which it, in its reasonable judgment, deems reliable, BNY shall not have any responsibility or be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information, except to the extent of any initial tolerance checks that may be agreed upon between the Customer and BNY from time to time.

BNY shall commence and maintain utilization of, and subscriptions to, all securities pricing or similar service requested by the Customer, unless BNY reasonably determines that it is unable or cannot reasonably be expected to do so with respect to any particular pricing or similar service. BNY shall provide the Customer with as much advance notice as is reasonably possible prior to terminating its utilization of or subscription to any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the Customer.

BNY shall provide information from the books and records of the Series to their respective independent public accountants, along with such other analyses and summaries relating to information maintained and produced by BNY in relation to its performance of the services as may be reasonably requested by the Customer or the Series’ Investment Advisor and as may be mutually agreed to by the Customer and BNY.

BNY may apply to an Authorized Person of the Customer for Instructions with respect to any matter arising in connection with BNY’s performance hereunder for the Customer on behalf the Funds, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, bad faith, fraud, willful misconduct or reckless disregard of its duties hereunder in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

BNY may consult with its own counsel at its own expense or with counsel to the Customer or appropriate Fund, in each case, at the Customer’s expense, and shall be fully protected with respect to anything done or omitted by it provided that BNY acts in good faith consistent with the standard of care set forth herein in accordance with the advice or opinion of such counsel.

Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Customer of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the Customer or its Authorized Persons, in accordance with U.S. tax laws and regulations.

BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

Subject to the standard of care set forth in Section 9 and notwithstanding any other provision in this Agreement to the contrary, BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Customer or a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Funds’ or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund.  In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Customer directs BNY to utilize, and which BNY in good faith and using its reasonable judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by Customer, a Fund or any third party described in this sub-section (m) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Customer.

Subject to each party’s obligation to maintain a commercially reasonable disaster recovery plan and back-up system, neither BNY nor the Customer shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any Instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

In performing the services hereunder, BNY shall comply with the applicable provisions of each Fund’s Offering Materials, including effective amendments thereto, pursuant to Instructions from the Customer.

BNY will furnish to the Customer no more than once in a 12 months period, a report in accordance with Statements on Standards for Attestation Engagements No. 18, which the

Customer may disclose solely to its or a Fund’s internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls, and such other information relating to BNY’s policies and procedures as the parties may mutually agree upon.

BNY shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, and such other insurance as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyberliability insurance coverage deemed by BNY to be appropriate to address damages arising from a security breach. BNY agrees to provide the Customer with summaries of its applicable insurance coverage and an updated summary of such coverages at the Customer’s written request, but no more frequently than annually.

BNY shall cooperate with each of the Customer’s and the Funds’ independent public accountants and shall provide such information, as may be reasonably requested by Customer from time to time, to such accountants for the expression of their opinion.

Upon the occurrence of any event relating to the services provided under this Agreement that causes or may cause any loss, damage or expense to the Customer, a Fund or Series, BNY (i) shall reasonably promptly notify the Customer of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and to avoid continuing harm to each of the Customer, Fund or Series. Upon the occurrence of any event that causes or may cause any loss, damage or expense to BNY, the Customer shall, or Customer shall cause a Fund or Series to, (i) reasonably promptly notify BNY of the occurrence of such event and (ii) use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and to avoid continuing harm to BNY.

If Customer and/or a Fund seeks to have BNY provide Loan Administration Services (as defined in Schedule II attached hereto), the delivery of such Loan Administration Services shall be subject to the terms and conditions set forth in this Agreement and those included in Schedule II.

Allocation of Expenses.

Except as otherwise provided herein, all customary or reasonable costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Customer on behalf of the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund Shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable Securities Laws of the Fund or its Shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.

Portfolio Compliance Services.

If Schedule I contains a requirement for BNY to provide Customer with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Customer and as mutually agreed between BNY and Customer, and the results of BNY’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Customer. BNY shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

The Customer will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Customer agrees to notify BNY promptly in writing if it fails to receive any such Compliance Summary Report. The Customer further acknowledges that unless it notifies BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Customer learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Customer will notify BNY of such condition within five (5) business days after discovery thereof.

While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Customer’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Customer.

Rule 38a-1 and Regulatory Administration Services.

If Schedule I contains a requirement for BNY to provide the Customer with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Customer, a Fund or any other person.

All work product produced by BNY in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Customer and by the Customer’s and Fund’s legal counsel. The Regulatory Support Services performed by BNY under this Agreement will be at the request and direction of the Customer and/or the Fund’s chief compliance officer (the “Fund’s CCO”), as applicable. BNY disclaims liability to the Customer and to Funds, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

Standard of Care; Indemnification.

BNY shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence that a professional fund accountant and administrator to management investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this

Agreement (the “Standard of Care”), and shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise out of BNY’s willful misconduct, bad faith, negligence, fraud, reckless disregard of its duties hereunder or otherwise from a breach of this Agreement (including, without limitation, a breach of the Standard of Care). Without limiting the foregoing, BNY shall not be liable for any damages arising out of any matter with respect to which BNY is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement. In no event shall a party to this Agreement be liable for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. For the avoidance of doubt, Net Asset Value error losses under the terms of a Fund’s Net Asset Value error correction policy (as provided to BNY by the Customer) shall be deemed direct damages for purposes of this Agreement and not consequential damages under this Section 9(a).

The Customer agrees to indemnify and hold harmless BNY and BNY Affiliates from all taxes, charges, assessments, claims, damages and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and costs and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by BNY against the Customer arising from the obligations of the Customer or a Fund hereunder), arising from any action which BNY or a BNY Affiliate takes in accordance with the terms of this Agreement or any omission by BNY to act or any other matter with respect to which BNY is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement; provided that BNY and a BNY Affiliate shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of BNY’s own, or a BNY Affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) willful misconduct, bad faith, negligence, fraud, reckless disregard, or breach of this Agreement (including, without limitation, a breach of the Standard of Care). Notwithstanding the foregoing, in no event shall Customer incur liability to BNY or BNY Affiliates if the Customer or a Fund is prevented, forbidden from or delayed in performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed by the Customer or a Fund, by reason of factors described in Section 5(o) above; provided, however, that for the avoidance of doubt, BNY’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Customer’s or a Fund’s aforementioned failure to perform.

Subject to Section 9(a) above, BNY agrees to indemnify, defend and hold harmless the Customer from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (including, without limitation, those incurred in asserting any claim by the Customer against BNY) the recovery of which is not excluded by another provision of this Agreement (“Losses”), that may be imposed on, incurred by or asserted against the Customer, in each case, to the extent such Losses arise out of BNY’s own, or BNY Affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) willful misconduct, bad faith, negligence, fraud, reckless disregard, or breach of this Agreement (including, without limitation, a breach of the Standard of Care), provided that the Customer shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Customer’s, a Fund’s, a Series’ or its or their affiliates’ own willful misconduct, bad faith, fraud, negligence, reckless disregard or breach of this Agreement.

In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The party who may be required to indemnify shall have the right to control the defense of the claim, and the right to defend is at such party’s own cost and expense. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent. In no event will the Customer be liable for any settlement of any action or claim effected without their prior written consent. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party.

Compensation.

For the services provided hereunder, the Customer agrees to pay BNY such compensation as is mutually agreed to in writing by the Customer and BNY from time to time and such reasonable ordinary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. The Customer agrees to pay BNY any compensation due it for extraordinary services as is mutually agreed to in writing by the Customer and BNY from time to time. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to the Customer invoices for services rendered hereunder, and the Customer shall have a reasonable time period to review and approve the payment of such invoices. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials. The parties agree that any new fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

Records; Visits.

BNY will maintain accurate books and records associated with the services. The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY shall be the property of the Customer and shall be made available promptly to the Customer in accordance with a reasonable request. The Funds and the Customer’s Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Customer, copies of any such books and records shall be provided by BNY to the Customer on behalf of the Fund or to an Authorized Person, at the Customer’s or the Fund’s expense.

BNY shall create, maintain and retain books and records for each Series in such a manner as will be materially consistent with the obligations applicable to the Fund under (i) the 1940 Act in connection with the services provided hereunder, including without limitation the requirements of Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and (ii) the CEA in connection with the services provided hereunder for any Series identified to BNY in writing as being a commodity pool operated by a registered commodity pool operator. All books and records created for or on behalf of Customer on behalf of any Fund and maintained hereunder shall be the property of the Customer and the applicable Fund and shall at all times during the regular business hours of BNY be open for inspection by duly authorized officers, employees or agents of Customer and the applicable Fund, the independent public accountants of the applicable Fund, and employees and agents of the SEC. BNY shall preserve for the period(s) required by (i) the 1940 Act and the CEA, as applicable, and (ii) any court order, regulatory action or subpoena communicated to BNY by the Customer, the books and records required to be maintained thereunder. All such books and records shall be maintained in a form reasonably acceptable to the applicable Customer, and shall be reasonably arranged and indexed by BNY in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by the Customer on behalf of a Fund, within the time period specified by Applicable Authorities. BNY shall not destroy any files, records or Documents created or maintained by BNY pursuant to this Agreement except in accordance with its record retention policy as communicated to the Customer from time to time or if such destruction is authorized by the Customer by means of written Instructions. Upon Customer’s request, BNY shall promptly surrender to the Customer all books and records of the Funds maintained by BNY pursuant to this Agreement in the format reasonably specified by the Customer. Notwithstanding the above, if the format specified by the Customer is not a format BNY utilizes to maintain the books and records, the Customer shall pay the expenses reasonably incurred by BNY in converting such books and records to the requested format.

Term of Agreement.

This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the fifth (5th) anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal

Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

Termination for Cause. Notwithstanding the preceding paragraph (b) of this Section 12, in the event that BNY or the Customer (as applicable, a “Defaulting Party”) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable Standard of Care set forth herein (including, in the case of BNY, through (I) persistent non-material failures to perform its duties or obligations hereunder or (II) the persistent failure to meet key performance indicators pursuant to Section 24 of this Agreement, including the failure, as determined by the Customer in its sole discretion, of BNY to deliver the Anticipated Improvements under a Rectification Plan (as defined below)), the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Customer, on behalf of a Fund or the Funds, may terminate this Agreement by providing thirty (30) days’ written notice of such termination to BNY, or BNY may terminate this Agreement by providing one hundred twenty (120) days’ written notice of such termination to the Customer. In addition, notwithstanding the preceding sentence, this Agreement may be terminated by the Customer on behalf of one or more Funds (i) immediately in the event of an appointment of a conservator or receiver for BNY or any parent of BNY by a regulatory agency or court of competent jurisdiction or, (ii) by providing thirty (30) days’ written notice of such termination to BNY in the event that BNY is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by the Customer in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Customer. Upon termination of the Agreement pursuant to this paragraph (b) with respect to any Fund or Series, the Customer shall pay to BNY such compensation as shall have accrued to the effective date of such termination.

[Reserved.]

Upon termination of the Agreement, BNY will, at the Customer’s request, offer assistance to the Customer in converting, within a reasonable time frame agreed to by the parties not to exceed six (6) months, the Customer’s and the Fund’s records from BNY’s systems to the services or systems designated by the Customer for such transition, subject to the compensation of

BNY for such assistance at its standard rates and fees in effect at that time. In addition, upon any termination of services hereunder (whether as to only certain Funds or Series or as to all services under this Agreement), BNY shall take commercially reasonable steps, without additional compensation (except as may be specifically agreed in writing by the Customer or the Investment Advisor in connection with any special or unduly burdensome transitional arrangements), to transfer the books and records and any other property of the applicable Fund held hereunder to a successor provider of accounting and administration services and to provide reasonable assistance in connection with the transition.

All reasonable out-of-pocket expenses associated with the transfer of books and records upon any termination of this Agreement shall be borne by BNY (except as may be specifically agreed in writing by the Customer in relation to special or unduly burdensome arrangements).

[Reserved.]

Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Customer to be bound thereby.

Assignment; Subcontracting.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by Customer on behalf of any Fund without the written consent of BNY, or by BNY without the written consent of the Customer.

Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Customer ninety (90) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder and BNY will be liable for the acts and omissions of any BNY

Affiliate as if BNY provided such services directly; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but with respect to any such subcontracting, hiring, engaging or outsourcing to or of an unaffiliated third party BNY shall remain fully and absolutely liable to the Customer for any loss, cost or expense arising directly or indirectly from the actions or omissions of any such unaffiliated third party as if such actions or omissions were taken by BNY; and (iv) BNY, in the course of providing certain additional services requested by the Customer, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and the Customer is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the Customer will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Customer.

Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Customer and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer irrevocably agrees not to claim, and it hereby waives, such immunity.

Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

No Waiver.

Each and every right granted to BNY and the Customer hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or the Customer to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or the Customer of any right preclude any other or future exercise thereof or the exercise of any other right.

Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Customer, at

Franklin Templeton Services, LLC

One Franklin Parkway

San Mateo, California 94403

if to BNY, at

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

[Reserved.]

Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Customer or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Customer or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law, provided that, where legally permitted to do so, the receiving party shall give reasonable and prompt advance notice to the protected party of any disclosure required by a court order, subpoena, governmental or regulatory agency request or law, and, upon the protected party’s request, the receiving party will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 21 shall survive termination of this Agreement for a period of one (1) year after such termination.

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Customer on behalf of each Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Customer and each Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of the Customer’s and each Fund’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group (so long as such aggregated data represents a sufficiently large sample that no Customer, Fund or Series data can be identified either directly or by inference or implication), and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer. The Customer confirms that it is authorized to consent to the foregoing.

Without limiting the generality of the preceding paragraph (a) of this Section 21, BNY acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding Series holdings, that disclosure of any and all such information to BNY hereunder is made strictly under the conditions of confidentiality set forth in Section 21(a) hereof and solely for the purposes of the performance of fund accounting and administration services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding Series holdings of the Funds shall be restricted to those persons needing such information in the course of the performance of duties hereunder, and that BNY shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

The parties acknowledge and agree that any breach of Section 21 hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 21(a) hereof, the non-breaching party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 21(a) hereof.

Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, neither the Customer nor any Fund shall (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Customer shall cause the Fund and each Fund’s sponsor and any affiliates of the Customer or a Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by the Customer, a Fund, the Fund’s sponsor or an affiliate of the Customer or a Fund if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

Business Continuity/Disaster Recovery and Information Security.

BNY will implement and agrees to maintain business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provisions of the services hereunder. BNY will provide an executive summary of the disaster recovery plan and back-up system upon reasonable request of the Customer. BNY will endeavor to test the adequacy of its disaster recovery plan and back-up system at least annually. Upon request by the Customer, BNY will also provide the Customer with a letter assessing the most recent disaster recovery plan and back-up system test results.  BNY shall, upon reasonable request, discuss with senior management of the Customer such disaster recovery plan and back-up system and shall, upon reasonable request, provide a high-level presentation summarizing such plan. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY’s control, BNY shall, at no additional expense to the Customer, the Funds, Series or their Investment Advisors, take reasonable steps to minimize service interruptions.

In the event that the Customer reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Customer may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Customer’s expense, contracting with another service provider to provide such services during such period; provided, that the Customer shall consult with BNY in good faith in connection with any such mitigation and BNY shall provide the Customer reasonable assistance in good faith in connection therewith; provided, further, that BNY shall resume providing, and the Customer shall pay for, such services when BNY resumes providing them, unless the Customer has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 23(b), in no event shall the Customer be obligated to pay any fees under this Agreement to BNY with respect to any services not actually provided during any event described in this Section 23, and (b) the Customer shall have no responsibility to pay BNY for services temporarily performed by a third party service provider.

(i) During the term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data. BNY shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards will include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. BNY will provide the Customer, at least annually, with the most recent SOC reports of its systems and methodologies prepared by an independent third party (“SOC Reports”), and will provide an attestation letter (the “Attestation Letter”), which shall be in the form generally provided by BNY to other similarly situated customers of services similar to the services provided under this Agreement, prepared by the qualified, independent third party engaged by BNY that performed its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this Agreement. BNY shall maintain books and records sufficient to demonstrate its compliance with the terms of this Section 23(c).

(ii) Upon reasonable notice to BNY, BNY will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Customer once annually and at such other times as the Customer may reasonably request to review BNY’s security controls and any deficiencies identified in the SSAE-18 audit reports. BNY acknowledges and agrees that, in addition to the Attestation Letter and SOC Reports, it shall discuss with and make available to the Customer the ability to view at BNY’s offices BNY’s vulnerability management policy as part of BNY’s participation in the Customer’s periodic security review. At such meeting, the Customer may view BNY’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from BNY’s premises, except as mutually agreed. In the event that the Customer reasonably identify a weakness in the information security measures adopted by BNY which has caused or will cause a material breach of the information security measures described in this Section 23(c), the Customer shall provide full details of such weakness in writing to BNY. If the Customer and BNY mutually agree in writing that a weakness identified by the Customer in writing to BNY will cause BNY to materially breach the information security measures described in this Section 23(c), then BNY will seek to remediate such weakness by incorporating it into its vulnerability and remediation schedule. All nonpublic documentation and information disclosed to the Customer in accordance with this Section 23 shall be deemed proprietary and Confidential Information of BNY. The Customer shall not disclose such documentation or information to any third party (except to the extent permitted, necessary or required pursuant to Section 21 or use it for any purpose other than evaluating BNY’s security controls, except that the Customer may disclose BNY’s SSAE-18 summary to the Customer’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

(iii) In the event of any actual or reasonably suspected, based on BNY’s experience, breach of security of its systems resulting in the actual or reasonably suspected, based on BNY’s experience, unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the confidential records or information of the Customer (each, a “Security Breach”), upon learning of the Security Breach, BNY shall notify the Customer as promptly as reasonably possible (but no later than 72 hours after becoming aware that a Security Breach has occurred) of the relevant facts related to such Security Breach then known to BNY, and of additional relevant facts promptly after they become known to BNY, in the manner provided in Section 18 of this Agreement and also by sending notice to NetworkOperationsSecurityCenter@franklintempleton.com and/or such other electronic mail address or addresses as the Customer may specify by written notice to BNY. BNY shall at its sole cost: (i) promptly investigate such Security Breach; (ii) resolve or mitigate the vulnerability that facilitated the Security Breach to the extent possible; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Customer with a summary of the findings and actions taken to prevent recurrence of such Security Breach. If a Security Breach occurs with respect to personal information in the possession or under the control of BNY or any of its affiliates, subsidiaries, agents or employees, BNY shall be responsible for Customer’s reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals and taking any remedial action required by applicable statutes, laws, rules and regulations and any such other remedial action that BNY reasonably deems necessary (with due regard for industry standards, if any).

If BNY uses a BNY Affiliate to perform the duties assigned to BNY by this Agreement, such BNY Affiliate shall have appropriate controls in place to meet the objectives of this Section 23, and BNY shall exercise oversight over each such BNY Affiliate to ensure ongoing compliance with the objectives of this Section 23.

Key Performance Indicators.

BNY and the Customer may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that any such key performance indicators (hereinafter referred to as “KPIs” or, individually as a “KPI”) shall be agreed upon in writing by the parties and shall be reflected in one or more schedules to this Agreement. BNY and the Customer acknowledge that any failure to perform in accordance with KPIs shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies, provided that, such failure may be a breach giving rise to contractual or other remedies if it is persistent and not remedied after consultation. Nothing in this Section 24 shall modify any party’s applicable Standard of Care under this Agreement; nor shall any meeting or discussion among the parties regarding KPIs be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

The parties agree to periodically review BNY’s performance against the KPIs. Where any such review reveals that one specific KPI has measured at a “red” or “amber” status for three consecutive months (a “Rectification Trigger”), the Customer may, in its sole discretion, invoke the process set out in this Section 24(b):

(i) BNY shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to the Rectification Trigger;

(ii) BNY shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) business days, or as otherwise reasonably agreed by the parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than sixty (60) days (without the Customer’s prior written consent, not to be unreasonably withheld or delayed). The Customer shall review the Rectification Plan within five (5) business days and shall (without liability or any resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that the Customer shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon approval of the Rectification Plan, BNY shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the anticipated improvements;

(iii) BNY shall provide the Customer with regular updates of the progress of the Rectification Plan and the parties shall periodically review the progress during the Plan Period;

(iv) BNY shall as soon as reasonably practicable notify the Customer in writing of any material changes to the Rectification Plan from time to time and the reasons for those changes; and

(v) At the end of the Plan Period, BNY shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Section 24(b).

Funds As Parties; Limitation On Fund Liabilities.

A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement.

Notwithstanding that a Fund may not be not registered with the SEC as an investment company under the 1940 Act, unless instructed otherwise by the Customer, all services provided hereunder by BNY to or for the benefit of Customer on behalf of such Fund shall be performed as if such Fund were so registered.

Additional management investment companies (each a “New Fund”) and additional series of existing management investment companies that are listed on Exhibit A hereto or of New Funds (each a “New Series”) may from time to time be added as Funds and Series serviced under this Agreement by (A) delivery to BNY of (i) an amendment and restatement of Exhibit A setting forth the appropriate information as to such New Fund and/ or New Series, and (ii) copies of the Documents of such New Fund and/or New Series and (B) BNY’s receipt of the foregoing Documents, whereupon BNY, subject to the satisfactory completion of its customary due diligence,  shall agree in writing, in accordance with Section 13 above, to the addition of such New Fund and/or New Series which agreement shall not be unreasonably withheld, it being under stood that BNY shall not be deemed to be unreasonable in the event that (i) BNY’s ability to provide services hereunder to the New Fund or New Series is otherwise restricted by regulatory requirements or (ii) BNY does not generally offer fund accounting and administration services to institutional clients regarding the particular type of fund or assets.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

FRANKLIN TEMPLETON SERVICES, LLC

By:

Name:

Title:

Date:

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

Date:

EXHIBIT A

Funds and Series

FRANKLIN TEMPLETON ETF TRUST

Franklin Emerging Market Core Dividend Tilt Index ETF
Franklin International Core Dividend Tilt Index ETF
Franklin U.S. Core Dividend Tilt Index ETF
Franklin U.S. Large Cap Multifactor Index ETF
Franklin U.S. Mid Cap Multifactor Index ETF
Franklin U.S. Small Cap Multifactor Index ETF
Franklin International Dividend Multiplier Index ETF
Franklin U.S. Dividend Multiplier Index ETF
Franklin FTSE Asia ex Japan ETF
Franklin FTSE Australia ETF
Franklin FTSE Brazil ETF
Franklin FTSE Canada ETF
Franklin FTSE China ETF
Franklin FTSE Europe ETF
Franklin FTSE Eurozone ETF
Franklin FTSE Germany ETF
Franklin FTSE Hong Kong ETF
Franklin FTSE India ETF
Franklin FTSE Japan ETF
Franklin FTSE Japan Hedged ETF
Franklin FTSE Latin America ETF
Franklin FTSE Mexico ETF
Franklin FTSE Russia ETF (liquidation pending)
Franklin FTSE Saudi Arabia ETF
Franklin FTSE South Korea ETF
Franklin FTSE Switzerland ETF
Franklin FTSE Taiwan ETF
Franklin FTSE United Kingdom ETF
Franklin U.S. Equity Index ETF
BrandywineGLOBAL-Dynamic US Large Cap Value ETF
BrandywineGLOBAL-U.S. Fixed Income ETF
ClearBridge Sustainable Infrastructure ETF
Franklin Disruptive Commerce ETF
Franklin Dynamic Municipal Bond ETF
Franklin Exponential Data ETF
Franklin Focused Growth ETF
Franklin Genomic Advancements ETF
Franklin High Yield Corporate ETF
Franklin Income Equity Focus ETF
Franklin Income Focus ETF
Franklin Intelligent Machines ETF
Franklin International Aggregate Bond ETF

Franklin Investment Grade Corporate ETF
Franklin Municipal Green Bond ETF
Franklin Senior Loan ETF
Franklin Systematic Style Premia ETF
Franklin Ultra Short Bond ETF
Franklin U.S. Core Bond ETF
Franklin U.S. Treasury Bond ETF
Martin Currie Sustainable International Equity ETF
Western Asset Bond ETF

FRANKLIN ETF TRUST

Franklin Short Duration U.S. Government ETF

CAYMAN SUBSIDIARIES

FSLP Holdings Corporation*

*This entity will only receive the applicable Valuation and Computation Accounting Services, Financial Reporting Services and Tax Services mutually agreed upon by the parties and will not receive Fund Administration or Regulatory Administration Services.

FRANKLIN TEMPLETON

AUTHORIZED SIGNATURE MANDATE

I, Kelly Helton, in my capacity as an authorized signatory of Franklin Templeton Services, LLC, hereby confirm that this document, consisting of 4 pages is a certified true copy of the original. The following individuals are authorized to instruct, as per the specified transactions and limitations outlined below. This mandate supersedes all other FTI (Name of Department) mandates on file.

Transactions – Initiation and Call-back confirmation of each instruction (payment instructions, debit authorizations, cancellations, reversals, and amendments) contained in this mandate (the “Instruction”): Each Instruction must be approved in writing by any two authorized signers; if the amount of any instruction is equal to or greater than 50,000 USD (or USD equivalent) at least one approver must be from Profile A. Unless otherwise agreed, a Call-back confirmation of the details in the Instruction is required for all Instructions equal to or greater than 50,000 USD (or USD equivalent).

Limitations – Each Instruction must be submitted in writing (including but not limited to electronic communication, facsimile, telephone and/or electronic mail). Call-backs can be verbal or written (email), and cannot be confirmed by either person approving the Instruction.  Verbal call-back confirmation must be made to a designated phone number and persons authorized within this mandate and cannot be confirmed by either person approving the Instruction. For written Call-back confirmation, an email detailing the instruction must be sent to the designated group e-mail IDs: GCSStaffIntl@franklintempleton.com and MM&CREurope@franklintempleton.com. In order for the Instruction to be considered valid an authorized person must verbally or in writing confirm the Instruction during the call-back. Please utilize those noted as secondary Call-backs only when primary contacts are not available.

The following applies to Separately Managed Accounts.

The instruction contained in this mandate (the "Instruction") does not give any authorized signer legal ownership of cash, securities or any assets (“Assets”) contained in any account to which this Instruction relates (the “Account”) and does not give any authorized signer access to the Assets for the use or benefit of that individual or any person other than the client for whom the Account was established. Authorized signers named in the Instruction do not have authority to withdraw or otherwise transfer Assets out of or into any Account unless such withdrawal or transfer is accompanied by a corresponding movement of Assets of counter value into or out of the Account.

__________________________

Kelly Helton,

Senior Vice President - Investment Operations

Franklin Templeton Services

Name and Title	Profile	Phone number	Location	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the Customer and/or the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation and computation accounting services to Customer on behalf of each Fund:

▪ Journalize investment, capital share and income and expense activities;

▪ Maintain individual ledgers for investment securities;

▪ Maintain historical tax lots for each security;

▪ Reconcile cash and investment balances of each Fund with the Fund’s custodian;

▪ Calculate various contractual expenses (e.g. advisory and custody fees), monitor expense accruals and notify an officer of the Fund of any recommended adjustments and implement such adjustments upon receipt of Instructions, and control all disbursements and authorize such disbursements upon Instructions;

▪ For Series identified to BNY in writing as investing primarily in master limited partnerships (an “MLP Fund”) and requiring “dual basis” accounting records, maintain books that are prepared on both a GAAP (generally accepted accounting practices) basis and a tax basis;

▪ Record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;

▪ Calculate capital gains and losses;

▪ Calculate daily distribution rate per share;

▪ Determine net income;

▪ Obtain security market quotes and currency exchange rates from pricing services approved by the Customer or a Fund’s Investment Advisor, or if such quotes are unavailable, then obtain such Prices from the Fund’s Investment Advisor, and in either case, calculate the market value of each Series’ investments in accordance with the Fund’s valuation policies or guidelines daily, and transmit the same to the Series’ Investment Advisor; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Series’ investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪ Compute Net Asset Value;

• Calculate daily, and more frequently as may be required by the Documents or requested by the applicable Fund or its Investment Advisor, and promptly transmit to the Fund.

• Such Net Asset Value reports and statements shall be provided to the Fund and to Authorized Participants on days when the exchange listing the Fund is operating, in each case by such means as BNY and the Fund may agree upon from time to time.

▪ Transmit or make available a copy of the daily portfolio valuation to a Fund’s Investment Advisor;

▪ Publish basket to NSCC on for each day on which trading occurs on the NYSE;

▪ Calculate daily managed assets for each Series that charges advisory fees based on managed assets;

▪ As appropriate, calculate the allocations of income, expenses, realized and unrealized gains and losses to feeder (spoke) funds in any master/feeder (hub/spoke) structures, in accordance with any special allocation procedure methodologies which may be in place and provided to the Fund Accounting Agent in advance;

▪ Monitor dividends and interest that are accrued but not received by each Series and promptly report such information to the Series and its Investment Advisor

▪ Compute yields and portfolio average dollar-weighted maturity as applicable; and

▪ Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

▪ Promptly provide or otherwise make available such reports and statements to the applicable Series Investment Advisor, on a daily basis or such other basis as shall be reasonably requested by the applicable Series or its Investment Advisor and as may be agreed to by BNY, such agreement not to be unreasonably withheld; and transmit a copy of the daily Series valuation to the Series’ Investment Advisor.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services to the Customer on behalf of each Fund:

▪ Financial Statement Preparation & Review

• Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a fund registered on Form N-1A for shareholder delivery,

inclusion in Form N-CSR and webhosting, which requires the applicable typesetting services and terms as follows;

o BNY will create financial compositions for the applicable financial report and related EDGAR files.

o BNY will maintain a database of standard Notes to Financial Statements as defined by the Funds and ensure that annual and semi-annual reports conform to the standardizations.

o BNY will maintain country codes, industry class codes, security class codes, and state codes.

o BNY will create components that will specify the proper grouping and sorting for display of portfolio information.

o BNY will create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter).

o BNY will process, convert, and load security and general ledger data.

o BNY will perform document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and a Fund, BNY will use the same layout for production data for every successive reporting period).

o BNY will generate financial reports (using the capabilities of a financial printer or other vendor) which include the following:

▪ Identifying information at the beginning of the shareholder report;

▪ Class expense example;

▪ Management Discussion of Fund Performance (semi-annual shareholder report at Customer’s option);

▪ Key fund statistics including total advisory fees paid by the fund, portfolio turnover rate, net assets, and number of holdings;

▪ Graphical representation of holdings;

▪ Material fund changes (if applicable) (semi-annual shareholder report at a Fund’s option);

▪ Changes in and disagreements with accountants in summary form (if applicable);

▪ Statement regarding the availability of certain additional information; and

▪ Additional fund information as mutually agreed in writing between BNY and a Fund.

o Unless mutually agreed in writing between BNY and a Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of Customer and upon the mutual written agreement of BNY and a Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the financial printer or other applicable vendor to, change the format or layout of reports from time to time.

• Prepare the Fund’s quarterly schedule of portfolio holdings (requires “Typesetting Services” as described herein) for inclusion in Form N-PORT;

• Prepare, circulate and maintain the Fund’s financial reporting production calendar; and

• Prepare and file (or coordinate the filing of) a Fund’s Form 24f-2.

▪ Modernization Reporting Services

• BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires

BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

• FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

• The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

• Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for Form N-PORT.

· FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

• The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

• Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

· Fixed Income Risk Analytics. BNY shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

· Liquidity Rule Analysis. BNY shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

• The analysis provided by BNY is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

· BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Modernization Reporting Services section, the “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. .

· The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, each report described in this section. The Fund shall provide to BNY timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare and file the affected report. BNY is providing the services related to the filing of such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

• For such time as this Modernization Reporting Services section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

▪ Typesetting Services1

• Create financial compositions for the applicable financial report and related EDGAR files;

• Maintain country codes, industry class codes, security class codes and state codes;

• Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

• Create components that will specify the proper grouping and sorting for display of portfolio information;

• Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

• Process, convert and load security and general ledger data;

• Include data in financial reports provided from external parties to BNY which, includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

• Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and a Fund, BNY will use the same layout for production data for every successive reporting period);

• Generate financial reports using the Vendor’s capabilities which include the following:

o front/back cover;

o table of contents;

o shareholder letter;

o Management Discussion and Analysis commentary;

o sector weighting graphs/tables;

o disclosure of Fund expenses;

o schedules of investments;

o statement of net assets;

o statements of assets and liabilities;

o statements of operation;

o statements of changes;

o statements of cash flows;

o financial highlights;

o notes to financial statements;

o report of independent registered public accounting firm;

o tax information; and

o additional Fund information as mutually agreed in writing between BNY and a Fund.

• Unless mutually agreed in writing between BNY and a Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of a Fund and upon the mutual written agreement of BNY and the Fund as to

1Separate fees will apply for the noted services.

the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to change format or layout of reports from time to time.

TAX SERVICES

BNY shall provide the following tax services to the Customer on behalf of each Fund:

▪ Tax Provision Preparation

• Prepare fiscal year-end tax provision analysis;

• Process tax adjustments on securities identified by a Fund that require such treatment;

• Prepare ROCSOP adjusting entries; and

• Prepare financial statement footnote disclosures.

▪ BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

▪ Excise Tax Distributions Calculations

• Prepare calendar year tax distribution analysis;

• Process tax adjustments on securities identified by a Fund that require such treatment; and

• Prepare annual tax-based distribution estimate for each Fund.

▪ BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

▪ Other Tax Services

• Prepare for execution and filing, the federal and state income and excise tax returns;

• Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

• Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

• Provide periodic updates to the Fund, including the results of preliminary and final asset diversification tests and the results of qualifying income tests.

▪ Uncertain Tax Provisions

• Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

• Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

• Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

• Review relevant statutory authorities;

• Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

• Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

• Delivery of a written report to the applicable Fund detailing such items.

▪ The following are expressly excluded from the Uncertain Tax Positions services: (i)  assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice.  Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a) The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services.  The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

▪ IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs a Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services to the Customer on behalf of each Fund:

▪ In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

▪ Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

▪ Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

▪ Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

▪ Calculate total return information;

▪ Coordinate a Fund’s annual audit;

▪ Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

▪ If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of a Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services to the Customer on behalf of each Fund:

Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

▪ Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

▪ Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

▪ Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of Shares or series);

▪ Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY);

▪ Assist the Fund in the handling of SEC examinations by providing requested Documents in the possession of BNY that are on the SEC examination request list; and

▪ Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings

▪ eBoard Book Services:

• Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNY and a Fund.

▪ 38a-1 Compliance Support Services

• Provide compliance policies and procedures related to services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters on a quarterly basis, including an attestation as to whether there have been any material changes to the policy and procedures summaries provided to the Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002.

SCHEDULE II

LOAN ADMINISTRATION SERVICES ADDENDUM

TO SUB-ADMINISTRATION AGREEMENT

This Loan Servicing Addendum (“Addendum”) to the Sub-Accounting and Administration Agreement (“Agreement”) contains additional provisions which apply whenever Customer, on behalf of a Fund, desires that BNY provide Loan Administration Services (as defined below) in respect of Loans (as defined below) made or acquired by a Fund. The provisions of this Addendum shall be considered part of the Agreement and shall be enforceable in accordance with the terms of such Agreement. In the event of any conflict between any of the provisions set forth in this Addendum and any of the provision set forth in the Agreement or in any exhibits, schedules or other attachments thereto, the provisions of this Addendum shall control with respect to the Loan Administration Services. All subsequent references in this Addendum to the Agreement shall mean the Agreement as modified by this Addendum.

1. Definitions. Whenever used in this Addendum, the following words shall have the meanings set forth below. Capitalized terms not otherwise defined below shall have the meanings given to such terms in the Agreement.

a. “Loan Accounts” shall mean those demand deposit accounts listed in Exhibit C established at BNY in the name of the BNY for the benefit of the applicable Fund as directed by the Customer.

b. “Loan Administration Services” shall mean with respect to each Loan, those services to be provided by BNY to a Fund as set forth on Exhibit A to this Addendum.

c. “Loan Documents” shall mean, for each Loan acquired or made by a Fund, each of the assignment and acceptance agreement, funding memorandum, credit agreement, amendments to the credit agreement (if any), the current amortization schedule for each Loan (if any) and such other information with respect to the Loan as BNY may reasonably require in order to perform the Loan Administration Services.

d. “Loans” shall mean any direct, participation or subparticipation interest in or assignment or novation of a loan or other extension of credit including, but not limited to, bank loans, interests in bank loans, loan commitments or other commercial loans, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States, made or acquired by a Fund.

2. The Services. BNY shall provide to the Customer on behalf of each Fund the Loan Administration Services in respect of loans. The Customer shall, or shall cause each Fund to, promptly after the date hereof, deliver or cause to be delivered to BNY copies of all Loan Documents in connection with the Loans being serviced by BNY pursuant to the terms of the Agreement and this Addendum.

3. Loan Accounts.

a. BNY shall, in connection with its provision of the Loan Administration Services, establish and maintain one or more Loan Accounts. BNY will utilize one or more Loan Accounts (i) to accept funds received in respect of a Loan and (ii) forward such collected funds to BNY for deposit into the custody account of the applicable Fund established with the BNY pursuant to the Global Custody Agreement between BNY and the applicable Fund (the “Custody Account”). Funds received into the Loan Accounts prior to 4:00pm Central Standard Time on any business day will be transferred to the corresponding Custody Account on that business day and funds received after 4:00 pm Central Standard Time will be transferred by the following business day.

b. The parties acknowledge and agree that if BNY deposits any amount in a Loan Account not required to be deposited therein, it may at any time withdraw such amount from the Loan Account.

4. Representations and Warranties of a Fund. The Customer, on behalf of itself and each Fund, represents and warrants to BNY that it has:

a. independently and without reliance upon BNY, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any borrower and its affiliates and made its own decision to make and/or purchase the Loans; and

b. independently and without reliance upon BNY, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action with respect to the Loans, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any borrower.

5. Exculpation of BNY.

a. BNY will have no liability for any delay or failure by the Customer, a Fund or any third party (including, but not limited to, the Customer or a Fund’s investment manager) in providing Loan Documents to BNY or for any inaccuracy or incompleteness of any Loan Documents. BNY will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness any Loan Documents or other information or notices received by BNY in respect of a Loan. BNY will be entitled to (i) rely upon the Loan Documents and any other instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, including, but not limited to, any syndication agent, lead or obligor, the investment manager or any similar party with respect to a Loan and/or upon advice and statements of legal counsel (including, without limitation, counsel to BNY, the Customer, any Fund, the investment manager, any borrower or any lender), independent accountants and other experts selected by BNY and (ii) update its records on the basis of such information or notices as may from time to time be received by BNY.

b. Delivery of reports, information and documents to BNY is for informational purposes only and BNY’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the borrower’s compliance with any of its covenants under the Loan Document. BNY shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Customer or any Fund as it deems appropriate or it shall first be indemnified to its satisfaction by the Customer against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

c. BNY will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for a Fund to have acquired good or record title to a Loan, (ii) ensure that a Fund’s acquisition of a Loan has been authorized by such Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on a Loan) or otherwise take any other action to enforce the payment obligations of any obligor on a Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

d. BNY shall not be deemed to have knowledge or notice of the occurrence of any default or event of default under the Loans unless BNY has received notice from the Customer referring to this Agreement, describing such default or event of default and stating that such notice is a “notice of default.” BNY shall take such action with respect to such default or event of default as shall be reasonably directed by the Customer; provided that unless and until BNY shall have received such directions, BNY may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or event of default.

e. The Customer on behalf of itself and each Fund expressly acknowledges that neither BNY nor any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by BNY hereafter taken, including, without limitation, any review of the affairs of any borrower or any affiliate of any borrower, shall be deemed to constitute any representation or warranty by BNY. Except for notices, reports and other documents expressly required to be furnished to the Customer by BNY, BNY shall not have any duty or responsibility to provide the Customer or any Fund with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any borrower that may come into the possession of the BNY or any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or affiliates.

f. BNY shall not be obligated to accept nor be responsible for holding or safekeeping any collateral including, any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loan Administration Services.

g. With respect to any Loan, BNY will have no duties or responsibilities whatsoever with respect to any Loan except as are expressly set forth in this Addendum.

EXHIBIT A

Schedule of Services

1. Fund: shall mean the entities listed on Exhibit C.

2. With respect to a Loan to be serviced hereunder, the parties agree that Service Provider shall perform the following services for Customer on behalf of each Fund.

(a) Set-Up / File Maintenance.

(i) Service Provider shall accept from each Fund or its designee the relevant information pertaining to the Loans and thereafter maintain paper or electronic copies of same in Service Provider’s system, including as available or appropriate, copies of all new assignment and acceptance agreements, funding memoranda, and current loan or credit agreements.

(ii) Service Provider shall record daily interest accruals for each Loan held in any Fund.

(iii) Service Provider shall record and process validated interest, principal and fee payments to such Fund’s designated account.

(iv) Service Provider shall record and process rollovers, re-pricings, conversions and margin changes for Loans held in any Fund.

(vi) Service Provider shall maintain current records of account activity regarding payments remitted under the Loans to Service Provider for the benefit of each Fund, and shall remit such payments as instructed by such Fund.

(vii) Notwithstanding the foregoing, Service Provider shall not be obligated to accept nor be responsible for holding or safekeeping originals of any securities, promissory notes, certificates of equity or debt ownership or obligations, deeds, mortgages, bonds, security agreements, any other type of negotiable instrument, or any other document related to the Loans.

(b) Reporting / Communications.

(i) “Reports” shall mean those reports produced by Service Provider and transmitted daily to the various parties as shall be designated by the Customer, containing the information indicated in and substantially in the form of the sample reports provided to the Customer before the execution of this Agreement and listed on Exhibit B hereto. The Reports may be transmitted by electronic means, including but not limited to e-mail.

(ii) The parties agree that, whereas it is necessary hereunder for Service Provider to expeditiously obtain and process information, including notices, derived from third-parties, including agents for the Loans (particularly in connection with providing any reports to the Customer), Service Provider shall be entitled to rely upon such third-party information and shall not be required to verify or authenticate in any manner such information. Service Provider will be deemed to have acted reasonably in accepting, using and transmitting such information, as contemplated herein.

(c) Assignments / Pay-Offs / Terminations.

(i) Service Provider shall maintain records of information it receives regarding the transfer, pay-off, assignment, participation, sale, modification, termination or other changes in the Loans, and reflect such changes in its system, and in the Reports.

(ii) As set forth in Section 3 “Loan Accounts” of this Addendum, Service Provider will coordinate settlement of assignments and transfer of sale proceeds with the Custodian.

(d) Inquiries/ Record Keeping.

(i) Service Provider shall maintain electronic records of material notices it receives from the administrative agents of the Loans regarding the Loans and transactions with respect to the Loans for a period of seven years from receipt.

(ii) Service Provider will provide initial response to e-mail or telephone inquiries by the Customer about a Loan within 2 business days;

(iii) Service Provider will, to the extent requested by the Customer, liaise with the administrative agents of the Loans regarding the Loans.

EXHIBIT B

A. Standard Daily Reports as produced by Service Provider

 1. Daily Trial Balance

 2. Daily Accrued Interest Report

 3. Daily Activity Report

 4. Daily Repricing and Past Due Report

 5. Daily Margin Change Report

B. Custom Reports (if requested by the Customer)

C. Customized Extracts (if requested by the Customer)

EXHIBIT C

List of Funds
Franklin Income Focus ETF
Franklin Dynamic Municipal Bond ETF
Franklin Senior Loan ETF
Franklin High Yield Corporate ETF
Western Asset Bond ETF